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[Letterhead of KPMG PEAT MARWICK LLP]




                       CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors of Bradley Real Estate, Inc.:

We consent to the use of our reports related to the consolidated financial statements and schedule of Bradley Real Estate, Inc. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 contained in the Company's Annual Report on Form 10-K, and the combined statement of revenues and certain expenses of the Acquisition Properties (as defined) for the year ended December 31, 1996 contained in the Form 8-K dated September 30, 1997, incorporated by reference herein, and to the reference to our Firm under the heading "Experts" in this Form S-3 Registration Statement.


/s/ KPMG Peat Marwick LLP
Chicago, Illinois
December 16, 1997